Exhibit 4.1

AMENDED AND RESTATED

certificate of DESIGNATION OF

Series A CONVERTIBLE PREFERRED STOCK

of

SPECTRUM GLOBAL SOLUTIONS, INC.

I, Keith W. Hayter, hereby certify that I am the President of Spectrum Global Solutions, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation (the “Articles of Incorporation), the Board on November 15, 2017, adopted resolutions creating a series of shares of preferred stock designated as Series A Convertible Preferred Stock:

That pursuant to the authority expressly conferred upon the Board by the Articles of Incorporation, the Board on October 29, 2018, adopted the following resolutions amended and restating the Company’s Series A Convertible Preferred Stock:

RESOLVED, that the Board hereby designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

A.	Designation. 8,000,000 shares of the authorized, but undesignated preferred stock, $0.00001 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as “Series A Convertible Preferred Stock” (“Series A Preferred”). Each share of Series A Preferred Stock shall have a stated value equal to $1.00, subject to increase set forth in Section F below (the “Stated Value”). The date on which the Corporation initially issues any share of Series A Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. The Series A Preferred shall have rights and preferences relative to all other classes and series of the capital stock of the Corporation as set forth herein.

B.	Dividends. The holders of the Series A Preferred shall not be entitled to receive any dividends. No dividends (other than those payable solely in Common Stock) shall be paid on the Common Stock or any class or series of capital stock ranking junior, as to dividends, to the Series A Preferred during any fiscal year of the Corporation until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A Preferred a dividend in an amount per share equal to (i) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock times (ii) the amount per share of the dividend to be paid on the Common Stock.

C.	Preference on Liquidation.

1.	Upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidating Event”), each holder of Series A Preferred then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock, or other series of preferred stock then in existence that is outstanding and junior to the Series A Preferred upon liquidation, an amount per share of Series A Preferred equal to the amount that would be receivable if the Series A Preferred had been converted into Common Stock immediately prior to such liquidation distribution, plus, in each case, accrued and unpaid dividends. For purposes of this Subsection C.1, a merger or consolidation involving the Corporation or sale of all or substantially all of the Corporation’s assets shall not be deemed a Liquidating Event.

2.	Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made and the amount of each payment in liquidation shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of the Series A Preferred at such holder’s address as shown in the records of the Corporation. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred and all other classes or series of stock ranking on a parity with the Series A Preferred upon liquidation the full amount to which they shall be entitled, the holders of the Series A Preferred shall share ratably with any other such class or series in any distribution of assets according to the amounts that would be payable in respect of the shares held by each of them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

D.	Voting. The holders of shares of Series A Preferred shall not have any voting rights.

E.	Conversion Rights.

1.	Conversion Price. The “Conversion Price” of the Series A Preferred, before any adjustment is required pursuant to Section F, shall be the greater of 75% of the lowest VWAP during the ten (10) trading day period immediately preceding the Conversion Date (as defined below) or $0.40 (subject to adjustment for any subdivision or combination of the Company’s outstanding shares of Common Stock) (the “Fixed Conversion Price”). For purposes hereof, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors. The Fixed Conversion Price may not be changed absent written agreement of the Corporation.

2.	Right to Convert. Each share of Series A Preferred and all accrued and unpaid dividends thereon shall be convertible at the option of the holder thereof, at any time after the issuance of such share into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series A Preferred may be converted shall be determined by dividing the sum of the Stated Value of the Series A Preferred being converted and any accrued and unpaid dividends by the Conversion Price, as may be adjusted pursuant to Section F, in effect at the time of the conversion. At 5:30p.m. (New York time) on the one year anniversary of the date of issuance, any remaining Series A Preferred held by a holder shall immediately be converted into Common Stock at the then current Conversion Price (the “Mandatory Conversion”), provided, however, that if such conversion would result in Holder’s ownership of Common Stock in an amount that would exceed the Beneficial Ownership Limitation, then the Mandatory Conversion must be reduced to comply with such Beneficial Ownership Limitation and any remaining share of Series A Preferred shall continue to be convertible at the option of the holder thereof in accordance with the terms herein until such time that a conversion of the remaining amount of shares would not exceed the Beneficial Ownership Limitation For every trading day that the Corporation fails to fulfill an obligation to a holder of this Series A Preferred, including, but not limited to, failing to delivery Common Stock upon a conversion of this Series A Preferred in a timely fashion in accordance with Section E(3), or failing to have adequate Common Stock to be able to satisfy conversions of the Series A Preferred, or a failure to maintain current public information such that a Rule 144 of the Securities Act of 1933, as amended, would be available to a holder for sales of Common Stock issuable upon conversion of Series A Preferred, then such one year period in the preceding sentence shall be extended by two trading days.

3.	Mechanics of Conversion.

(i)	The holder of any shares of Series A Preferred may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates in the form attached hereto as Annex A. Such notice may also be sent via electronic mail, and shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter (but in any event within three (3) business days thereafter), the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection E.3 (ii). The holder shall be deemed to have become a stockholder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred not so converted.

(ii)	No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred. If more than one share of Series A Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the value of such fractional interest based upon the Current Market Price of the Common Stock on the Conversion Date. For purposes of this Subsection E.3(ii), the “Current Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by the Investor. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the day in question, then the Current Market Price shall be determined as of the latest date prior to such day for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Current Market Price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of the Corporation. For purposes hereof, “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, the OTCQX or the OTC Pink (or any successors to any of the foregoing).

(iii)	The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iv)	The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred from time to time outstanding. The Corporation shall from time to time use its best efforts to obtain necessary director and stockholder approvals, in accordance with the laws of Nevada, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals.

(v)	If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(vi)	All shares of Common Stock that may be issued upon conversion of the shares of Series A Preferred will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(vii)	The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(viii)	If the issuer has insufficient authorized but unissued shares at the time of conversion and/or by the fourth trading day after a Conversion Date, the Corporation fails to deliver the required number of shares of Common Stock underlying the Series A Preferred in the manner required pursuant to this Subsection E.3, then the applicable holder of Series A Preferred will have the right to rescind such conversion, but will not have the right or ability to net cash settle the conversion option in such case. For the avoidance of doubt, in no event can the holder require the Corporation to net cash settle this instrument.

(ix)	Holder’s Conversion Limitations. The Corporation shall not effect any conversion of the Series A Preferred, and a holder shall not have the right to convert any portion of this Series A Preferred, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Series A Preferred with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of this Series A Preferred beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section E(xi), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section E(xi) applies, the determination of whether this Series A Preferred is convertible (in relation to other securities owned by the holder together with any affiliates) and of which portion of this Series A Preferred is convertible shall be in the sole discretion of the holder, and the submission of a Notice of Conversion shall be deemed to be the holder’s determination of whether this Series A Preferred is convertible (in relation to other securities owned by the holder together with any affiliates) and of which portion of this Series A Preferred is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section E(xi), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission or made available through the OTC Disclosure & News Service, as the case may be, (B) a more recent public announcement by the Corporation, or (C) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two (2) trading days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Series A Preferred, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series A Preferred. The holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section E(xi); provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A Preferred and the provisions of this Section E(xi) shall continue to apply with respect to such increased or decreased Beneficial Ownership Limitation, as the case may be. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this Section E(xi) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section E(xi) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section E(xi) shall apply to a successor holder of this Series A Preferred.

F.	Adjustment of Conversion Price. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

1.	[Intentionally Omitted.]

2.	Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(i)	the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, other than distributions payable in cash, or subdivisions or combinations of the Corporation’s outstanding shares of Common Stock; or

(ii)	the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(iii)	of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or other entity, or of the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

G.	Amendment; Waiver. Any term of the Series A Preferred may be amended or waived upon the written consent of the Corporation and the holders of at least a majority of the Series A Preferred then outstanding, voting together as a single class; provided, however that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred may not be altered or waived, without the written consent of the holders of all of the Series A Preferred then outstanding.

H.	Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred may be given either at a meeting of the holders of the Series A Preferred called and held for such purpose or by written consent.

I.	Trading Limitation: Unless otherwise waived by the Company in writing, holders shall limit their trading on conversions of this Series A Preferred on any given trading day to five (5%) percent of the average daily dollar trading volume for the Common Stock on the principal market (or other applicable trading market) for the five (5) consecutive trading days preceding such trading day. For the purposes of this definition the term “dollar trading volume” for any trading day shall be determined by multiplying the VWAP by the volume as reported on Bloomberg for such trading day.

IN WITNESS WHEREOF, Spectrum Global Solutions, Inc. has caused this Certificate to be signed by Keith W. Hayter, its Director and President, this 29th day of October, 2018.

SPECTRUM GLOBAL SOLUTIONS, INC.

By:
	Name:	Keith W. Hayter
	Title:	President

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of Spectrum Global Solutions, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:
or
DWAC Instructions:
Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

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